Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Forms S-3 (File Nos. 333-140413, 333-136586, 333-174398, 333-178219, and 333-181209) and Forms S-8 (File Nos. 333-147075 and 333-173124) of API Technologies Corp. of our reports dated February 12, 2013 with respect to the consolidated financial statements and schedule of API Technologies Corp. and the effectiveness of internal control over financial reporting of API Technologies Corp. included in this Annual Report (Form 10-K) of API Technologies Corp. for the fiscal year ended November 30, 2012.

/s/ Ernst & Young LLP
Pittsburgh, Pennsylvania
February 12, 2013